[company logo]

March 23, 2009

Stephen Markowski

191 Vista Del Monte

Los Gatos, CA 95030

Dear Steve:

Further to the offer letter dated as of August 1, 2008 (the "Offer Letter") between you and LookSmart, Ltd. (the "Company"), the following amendment to the Offer Letter shall be effective as of the date executed by you and the Company.

  The phrase "for a period of six months after your start date" in the fourth paragraph of the Offer Letter is amended to read: "for a period of nine months after your start date".

Except as amended, all other terms and conditions of the Offer Letter remain in full force and effect.

In order to confirm your acceptance of this offer, please complete the following acknowledgment and give it to the Company's SVP Legal and Human Resources.

Sincerely,

/s/ Edward West

Edward (Ted) West

Chief Executive Officer and President

Accepted and agreed to by:

/s/ S.C. Markowski

Stephen Markowski

Date: 3-23-09